Thursday,  July 26, 2001


                'S-1 Registration Statement Amendment'

                           EXHIBIT ONE

                'The Stadium Communities, Inc.'

 CIK:  0001115423
 PMAC:  jv7mpd#w
 CCC:  5b@xrwrq
 SIC:  7329

 Filed pursuant Rule S-1

 'PRAY EFFECTIVE' =

 POS AM Registration Post-Effective Amendment

 POS EX re. Exhibit One

 _______________

 Schedule 13G  'Statement of Beneficial Ownership'
                            by

 Donald Dean Carlson, Principal Owner/Designer/Builder-Developer

                        'Skipper'


 'The Future Investors & Philanthropists of America'
                 (FIPA) Cal/Chapter

                  Mission Statement

 "I will not be consumed by conspicuous consumption"

 re. involvement with 'The Stadium Communities, Inc.' as I assist Mr.

 Carlson in the building of new cities and the reconstruction of the
old
 =
 "Building and Rebuilding America"

 The name of the fraternity speaks for itself.  One thought
I have
 entertained is;  just think how much more successful Bill
Gates could
have been
 had he not dropped out of college.?!

 In September, '99 I came to The University of California,
 Berkeley/Haas School of
 Business & Economics Business Information Center to culminate my research re.
 doing my Initial/Direct Public Offering with The Securities & Exchange Commission and begin the recruitment for our personnel re. corporate officers and staffing.

 My first hour on campus I met a professor, a Dr. Richard Meir.
 Dr.
 Meir was
 raised in DeKalb, Illinois and is a professor re. urban design. We had a most pleasant interaction as he filled me in re. my home town, Kewanee and his/both being garden cities as modeled from the garden cities in England.

 =



                          THESIS
       A Private Development Agency Building New
                            and Reconstructing Old Cities
                     (Executive Summary)

 The United States of America has been at war or on a war-footing for seventy plus years. There is no benefit of war other than, of course, to protect
 what we consider to be most valuable, that is our nation, America-- beautiful beautiful America.

 During this time it is fair to say that we have neglected much of what our nation has been established to promote; a constitutional democracy.
  As
President Lincoln
 so aptly stated,

          "The last best hope of the world".

 While in this war setting, our social well-being in economics, employment, education, environment, and esthetics, have not had the proper attention in which to flourish as a secular nation/the first in the world.

 Now that we are no longer in or at war, i.e., the 'cold' war is no more; we can now address what makes us so appealing as a nation to others from around the world.

 Were we to choose a symbol for our cities, we could choose
The
Statue of Liberty.
 Our cities are as open as our nation has been to those who want to live here and improve their quality of life in one of ---

                 'THE STADIUM COMMUNITIES, Inc.'

 Thus, we believe the best manner in which to fully address our countries' needs at this time - build new cities around an older community; possibly Watsonville, Laguna Beach, and Oakland, California, and Kewanee, Illinois, and new cities re.
 SanFrancisco, East and Shingle Springs, California;  and others.

 Building new cities is nothing new but for our country what we plan to do will be avante garde.  Our reconstruction proress will speak volumes re.
 restoration/renewing a city, i.e.

                 'Recon Structuring Oakland, California'
                       'Laguna Beach, California'

 We believe this is the best time in which to address such an opportunity and in most respects -  such a great need.

 Being an 'open' society - one in which we have the constitutional guarantees in association--we believe through the implementation of building new cities with--

              'THE STADIUM COMMUNITIES, Inc.'

 we provide a fresh choice in city living for this and successive generations.

          Copyright/Trademarked THE STADIUM COMMUNITIES, Inc.
                        July, 1995
            Donald Dean Carlson, Owner/Designer/Builder
      Post Office Box 4371 Berkeley, California 94704-0371


 _

                  PROSPECTUS

        'New Cities for THE NEW MARKET ECONOMY'

               'Virtual Cities'

        'Beautiful Cities Movement,  II'



 Each of my cities will be approximately 50 - 70 square miles with a starting population of 50k.

 Also --

     'Master-Planning The Central Valley/Gold Country'

               'San Francisco, East'

 basically from the mouth of the Golden Gate into Central Valley with
 Redding on the north and Bakersfield on the south.

 Our cities are designed 'ag' cities with the foothills hosting the residential areas/schools/businesses, etc. with the flatlands reserved for agriculture. The city limits extend to the center of the valley
 = reinstituting
 the California family-farm.

 Our cities are 'entry' cities as reflected in our nation's history re. European
 Reformation Countries, the economics of, thus we recruit the family farmers from
 these countries to build our farms to feed our cities with the best in ethnic foods = superb tourist attractions.

 Kindly keep in mind that what we do here in California
is preparation
 to go east -
 east of the Mississippi River where 70%plus of our countries'
 population and
 commercial interests lie.
 _________



 POS EX
                      'PRAY EFFECTIVE'

                  Post-Effective Amendment

                            *****

 re. Exhibit One
 ______

                        July 26, 2001

                        Schedule 13 G

 POS EX - Post Effective Amendment to S-1 Registration

              STATEMENT OF BENEFICIAL OWNERSHIP

                              by

                     Donald Dean Carlson,
          Founder Owner/Designer/Builder - Developer

                         PROSPECTUS re.

                    Research & Development

                              by

                Donald Dean Carlson, 'Principal'



 By Design:  Proportionately, 51% (percent) of all Security
 Issues
 are allotted to/for --

                Research & Development of

             'The Stadium Communities, Inc.'


 Thus,  49% (percent) of all Security Issues are allotted to/for

             Corporate Office/r Proceedings


 Rationale: Of all departments Research & Development is most aware of corporate intent/purpose.

 In the 'busyness' of working the corporate plan it is possible that the corporate
 officers may heading down the path of implementation - may be working in a deleterious fashion to the corporate purpose as determined by Research &
 Development and Mr. Carlson as Principal.

 Should this happen Research & Development will bring this to The
Chief Executive
 Officer and Board of Director's attention through proper consultation re. all aspects of the Research & Development's concern for full clarification and if necessary, correction/stoppage.

 Should the Board of Directors and officers still not agree re.
The Research &
 Development concern and fail to abridge/modify their actions -
 Research &
 Development may correctly decide to stop the action in question/of concern = ---

                   A BUILT-IN SAFEGUARD


 Donald Dean Carlson, as Principal of Research & Development, as the Principal stock-owner of the company.

 Mr. Carlson defers planning/decision-making to Research &
Development, the Board
 of Directors, and Officers but as Principal is the responsible person for the corporation.

 Through outside counsel should Mr. Carlson be convinced Research
 & Development and
 The Board of Directors/Officers are on a determined (to him) deleterious path to the corporation - may put on hold/stop/ discontinue those decisions of concern to him.

 Should a preponderance/over-whelming consortium of Investors,
Research &
 Development, Board of Directors/Officers - vote to disagree with Mr. Carlson - Mr.
 Carlson for the good of the company will then sell a portion of his 51% ownership
 to Board Members, thus relinquishing his Principal Ownership of
Research &
 Development and superior position as major stock/share-holder of
 'The Stadium
 Communities, Inc.'
 _______________________

 Entered this day,  Thursday,  July 26, 2001,  in Berkeley,
 California.

 I am of sound mind and do this overture of deference to The
Reseach &
 Development,  Board of Directors, and Officers.


 _______________________________________
 Donald Dean Carlson
 FAXed Signature to Mr. Herbert Scholl, Corporate Finance,
EDGAR filings,  The
 Securities & Exchange Commission

 FAX #202/942-9542


 Copy Sent by U.S. Mail to:

 Bill Jones, Secretary of State
 State of California
 California Department of Corporations
 980 Ninth Street, Fifth Floor
 Sacramento,  California  95814
 D